Exhibit 99.1

2835 Miami Village Drive Dayton, OH 45342

NEWS RELEASE

For media information:	For investor information:

Dian Terry	Gregg Swearingen
(937) 242-4781	(937) 242-4600
dian.terry@teradata.com	gregg.swearingen@teradata.com

For Release on November 5, 2009

Teradata Announces 2009 Third Quarter Results

Raises EPS Guidance for Full Year 2009

ATLANTA – Teradata Corporation (NYSE: TDC), the world’s largest company solely focused on data warehousing and enterprise analytics, today reported revenue of $425 million for the quarter ended September 30, 2009, a 3 percent decrease from $439 million in the third quarter of 2008. Revenue decreased 2 percent from the third quarter of 2008, when adjusted for 1 percentage point of negative impact from currency fluctuation.(1)

Gross margin in the third quarter was 53.4 percent, versus 54.0 percent in the third quarter of 2008. Product gross margin was 62.3 percent, versus 64.3 percent during the third quarter of 2008. As expected, amortization of software development costs was higher versus the prior-year quarter. Services gross margin improved 200 basis points to 46.2 percent due to higher professional services margin, as Teradata continues to effectively manage expenses while increasing the productivity of the company’s professional services resources.

Teradata reported third-quarter net income under Generally Accepted Accounting Principles (GAAP) of $63 million, or $0.36 per diluted share, compared to net income of $60 million, or $0.33 per diluted share, in the third quarter of 2008.

Included in Teradata’s 2009 third quarter results was a $5 million impairment charge ($0.02 per share) to write down the value of a historical equity investment. Excluding this item, non-GAAP earnings per share was $0.38 in the third quarter 2009.(2) Included in Teradata’s 2008 third quarter results was a $3 million impairment charge ($0.01 per share) to write down the value of a historical equity investment and a $3 million increase in the income tax provision ($0.02 per share) related to Teradata’s estimated 2007 federal income tax accrual when

- more -

compared to the filing of its 2007 federal income tax return in the third quarter of 2008. Excluding these items, non-GAAP earnings per share was $0.36 in the third quarter of 2008.(2)

“We are pleased to report another solid quarter for Teradata, with net income and earnings per share increasing over the prior year period. Growth in our EMEA region and our professional services business along with good operational execution were key elements driving our results in the quarter,” said Mike Koehler, president and chief executive officer of Teradata Corporation. “As a result, we are increasing our earnings guidance for full year 2009 to $1.32 - $1.36 per share, or $1.34 - $1.38 on a non-GAAP basis. (2)

“With continued focus on extending our technology and services leadership, we remain committed to providing our customers with the analytics and agility to cut through the complexities of their businesses and help them drive better results.

“Ongoing investments in technology, partnerships and people, along with the discipline and dedication of our Teradata team, should position Teradata well to lead the enterprise data warehousing market going forward.”

Regional Operating Segment Results

Teradata reports its results in three regional operating segments.

Americas

Teradata generated $247 million of revenue in its Americas region in the third quarter of 2009, down 2 percent from $253 million in the third quarter of 2008. Currency translation did not have a meaningful impact on the third quarter year-over-year revenue comparison for the Americas region.(1)

Gross margin in the Americas region in the quarter was 55.9 percent, compared to 56.9 percent in the third quarter of 2008. Gross margin in the quarter was lower due to the decline in product revenue from the prior year period and a higher amount of services revenue. And, as expected, product gross margin was lower in the quarter due to increased amortization of software development costs.

Europe, Middle East and Africa (EMEA)

Revenue in Teradata’s EMEA region in the third quarter of 2009 was $109 million, up 3 percent from $106 million generated in the third quarter of 2008. Revenue increased 9 percent

- more -

when adjusted for currency translation, which negatively impacted the revenue comparison in the EMEA region by 6 percentage points.(1)

Gross margin in the EMEA region was 53.2 percent, versus 51.9 percent in the third quarter of 2008. Gross margin in EMEA improved in the third quarter of 2009 due to higher product revenue and improved professional services margin, more than offsetting the increased amortization of capitalized software development costs.

Asia Pacific / Japan (APJ)

Teradata generated $69 million of revenue in its APJ region in the quarter, a 14 percent decrease from $80 million in the third quarter of 2008. The revenue decline in the APJ region was 17 percent when adjusted for 3 percentage points of benefit from currency translation.(1)

Gross margin in the APJ region in the quarter was 44.9 percent, compared to 47.5 percent in the third quarter of 2008. The decrease in gross margin was driven primarily by the impact of lower product revenue volume, the under-absorption of overhead costs and higher amortization of capitalized software development costs as compared to the prior-year period.

Operating Income

Third-quarter operating income of $88 million was up from $86 million reported in the third quarter of 2008, as service gross margin improvement and lower selling, general and administrative expense more than offset the company’s incremental investment in new sales territories and the impact of currency translation.

Other Items

“Other Income (Expense)” was $4 million of expense in the third quarter of 2009, compared to $1 million of expense in the third quarter of 2008. The expense in both periods was driven by impairment charges taken in the quarter related to previous equity investments. Interest income in the third quarter of 2009 was significantly lower than in the third quarter of 2008, due to the lower interest rate environment. Excluding the impairment charges for the historical equity investments, Other Income would have been $1 million in the third quarter of 2009 and $2 million in the third quarter of 2008.(2)

The effective income tax rate in the third quarter of 2009 was 25.0 percent, versus 29.4 percent in the prior-year period.

- more -

Cash Flow

During the third quarter of 2009, Teradata generated $96 million of cash from operating activities, compared to $94 million in the prior-year period. Capital expenditures in the third quarter of 2009 were $21 million, compared to $15 million in the third quarter of 2008. Teradata generated $75 million of free cash flow (cash from operations less capital expenditures and additions to capitalized software)(3) in the third quarter of 2009, versus generating $79 million in the same period in 2008.

During the first nine months of 2009, Teradata generated $364 million of cash from operating activities, compared to $322 million in the prior-year period. Capital expenditures in the first nine months of 2009 were $61 million, compared to $58 million in the same period in 2008. During the first three quarters of 2009, Teradata generated $303 million of free cash flow, versus $264 million in the same period in 2008.

	For the periods ended September 30 (in millions)
	Three Months		Nine months
	2009	2008	2009	2008
Net Income (GAAP)	$63	$60	$170	$171

Cash provided by operating activities (GAAP)	$96	$94	$364	$322

Less capital expenditures for:

Expenditures for property and equipment	(5)	(2)	(18)	(13)

Additions to capitalized software	(16)	(13)	(43)	(45)

Total capital expenditures	(21)	(15)	(61)	(58)

Free Cash Flow (non-GAAP measure) (3)	$75	$79	$303	$264

Free Cash Flow as a percentage of Net Income(3)	119%	132%	178%	154%

Balance Sheet

Teradata ended the third quarter of 2009 with $704 million in cash, a $66 million increase from June 30, 2009. In addition, the company used approximately $21 million of cash to repurchase approximately 830,000 shares during the third quarter of 2009. During the first nine

- more -

months of 2009, the company used approximately $71 million to repurchase approximately 3.5 million shares. Teradata had no debt outstanding as of September 30, 2009.

2009 Outlook

Teradata is increasing its expectation for 2009 full-year GAAP earnings to $1.32 - $1.36 per share, from its previous earnings guidance range of $1.22 - $1.28 per share. On a non-GAAP basis, excluding the impairment charge ($0.02 per share) related to a prior equity investment, Teradata expects 2009 earnings per share in the $1.34 - $1.38 range.(2)

Although Teradata continues to expect that selling, general and administrative expenses for the full-year will be down from 2008, selling expense, research and development expense, as well as, amortization of capitalized software costs are expected to be higher in the fourth quarter of 2009 compared to these items in the prior quarters of 2009. The company continues to expect revenue to be down 1 to 3 percent in constant currency for the full year.

	Revised 2009 FY Guidance	Prior 2009 FY Guidance
Year-over-year revenue change: (in constant currency)(1)	(1) – (3) %	(1) – (3) %

Earnings per share (EPS) - GAAP	$1.32 - $1.36	$1.22 - $1.28

Earnings per share (EPS) - Non-GAAP (2)	$1.34 - $1.38	$1.22 - $1.28

2009 Third-Quarter Earnings Conference Call

A conference call is scheduled today at 8:30 a.m. (EST) to discuss the company’s third-quarter 2009 results. Access to the conference call, as well as a replay of the call, is available on Teradata’s web site at www.teradata.com/investor.

Supplemental financial information regarding Teradata’s operating results is also available on the Investor page of Teradata’s web site.

- more -

About Teradata

Teradata Corporation (NYSE: TDC) is the world’s largest company solely focused on raising intelligence through data warehousing, data warehouse appliances, consulting services and enterprise analytics. Teradata is in more than 60 countries and on the web at www.teradata.com.

# # #

Teradata is a trademark or registered trademark of Teradata Corporation in the United States and other countries.

1.	The impact of currency is determined by calculating the prior period results using the current-year monthly average currency rates. See the foreign currency schedule on the Investor page of the company’s web site www.teradata.com/investor.

	For the Periods Ended September 30
$ millions	Three Months				Nine months
Revenue	2009	2008	% Change As Reported	% Change Constant Currency	2009	2008	% Change As Reported	% Change Constant Currency
Products (software/hardware)	$191	$213	(10)%	(9)%	$533	$599	(11)%	(7)%
Professional services	124	118	5%	5%	357	351	2%	6%
Maintenance services	110	108	2%	4%	323	319	1%	5%

Total services	234	226	4%	5%	680	670	1%	6%

Total revenue	$425	$439	(3)%	(2)%	$1,213	$1,269	(4)%	0%

By segment/region

Americas region	$247	$253	(2)%	(2)%	$681	$699	(3)%	(1)%

EMEA region	109	106	3%	9%	324	337	(4)%	9%

APJ region	69	80	(14)%	(17)%	208	233	(11)%	(10)%

Total revenue	$425	$439	(3)%	(2)%	$1,213	$1,269	(4)%	0%

2.	Teradata reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures, such as free cash flow, non-GAAP EPS, non-GAAP operating income, and non-GAAP other income (expense), all of which exclude certain items, are useful for investors. Our non-GAAP measures are not meant to be considered in isolation, or as substitutes for or superior to results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

Teradata’s management regularly uses supplemental non-GAAP financial measures, such as EPS excluding certain items, internally to understand, manage and evaluate our business and make operating decisions. The company believes such non-GAAP financial measures provide useful information to investors regarding the

- more -

underlying business trends and performance of the company’s ongoing operations, and are useful for period-over-period comparisons of such operations and results. The company also believes this information is useful for investors because it can provide consistency and comparability with past reports and projections of future results. The following table reconciles Teradata’s earnings per diluted share, or EPS, under GAAP in the third quarter of 2009 and 2008, as well as the company’s full-year 2009 guidance, to the non-GAAP measures, which excludes certain items.

Reconciliation of GAAP to Non-GAAP Measures:	Q3 2009 Actual	Q3 2008 Actual	FY 2009 Guidance

Diluted Earnings Per Share (GAAP)	$0.36	$0.33	$1.32 - 1.36

Excluding:

Impairment of equity investment	(0.02)	(0.01)	(0.02)

Federal income tax accrual adjustment		(0.02)

Adjusted Diluted Earnings Per Share (Non-GAAP)	$0. 38	$0.36	$1.34 - 1.38

Teradata’s management also looks at the company’s operating results (excluding certain items) to assess financial performance. The company believes this information is useful for investors because it can provide a more complete understanding of Teradata’s underlying operational performance, as well as consistency and comparability with past reports. The following table reconciles Teradata’s Other Income (Expense) under GAAP in the third quarter of 2009 and 2008 to the company’s results during the period excluding certain items.

Reconciliation of GAAP to Non-GAAP Measures:
(shown in millions)	Q3 2009 Actual	Q3 2008 Actual

Other Income (Expense) (GAAP)	$(4)	$(1)

Excluding:

Impairment charge to write down the value of equity investment	(5)	(3)

Adjusted Other Income (Expense) (Non-GAAP)	$1	$2

3.	Teradata defines free cash flow as cash provided/used by operating activities less capital expenditures for property and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP; therefore Teradata’s definition may differ from other companies’ definitions of this measure. Teradata’s management uses free cash flow to assess the financial performance of the company, and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for – among other things – investment in the company’s existing businesses; strategic acquisitions; strengthening the company’s balance sheet; repurchase of company stock; and repayment of the company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure.

- more -

Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause Teradata’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties could affect our future results, and could cause actual results to differ materially from those expressed in such forward-looking statements. Such factors include those relating to: the current global economic downturn and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers, and other general economic and business conditions; the rapidly changing and intensely competitive nature of the information technology industry and the data enterprise warehousing business, including the increased pressure on price/performance for data warehousing solutions; fluctuations in our operating results, unanticipated delays or accelerations in our sales cycles and the difficulty of accurately estimating revenues; risks inherent in operating in foreign countries, including the impact of economic, political, legal, regulatory, compliance, cultural, foreign currency fluctuations and other conditions abroad; the timely and successful development, production or acquisition and market acceptance of new and existing products and services, including our ability to accelerate market acceptance of new products and services as well as the reliability, quality and operability of new products because of the difficulty and complexity associated with their testing and production; tax rates; turnover of workforce and the ability to attract and retain skilled employees; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors described from time to time in the company’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and subsequent quarterly reports on Forms 10-Q, as well as the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended September 30
	Three Months			Nine Months
	2009	2008	% Chg	2009	2008	% Chg
Revenue
Products	$191	$213	-10%	$533	$599	-11%
Services	234	226	4%	680	670	1%

Total revenue	425	439	-3%	1,213	1,269	-4%

Product gross margin	119	137		341	388
% of Revenue	62.3%	64.3%		64.0%	64.8%
Services gross margin	108	100		319	292
% of Revenue	46.2%	44.2%		46.9%	43.6%

Total gross margin	227	237		660	680
% of Revenue	53.4%	54.0%		54.4%	53.6%

Selling, general and administrative expenses	113	123		345	371
Research and development expenses	26	28		83	78

Income from operations	88	86		232	231
% of Revenue	20.7%	19.6%		19.1%	18.2%

Other income (expense), net	(4)	(1)		(4)	4

Income before income taxes	84	85		228	235
% of Revenue	19.8%	19.4%		18.8%	18.5%

Income tax expense	21	25		58	64

% Tax rate	25.0%	29.4%		25.4%	27.2%

Net income	$63	$60		$170	$171

% of Revenue	14.8%	13.7%		14.0%	13.5%

Net income per common share
Basic	$0.37	$0.34		$0.99	$0.95
Diluted	$0.36	$0.33		$0.98	$0.94

Weighted average common shares outstanding
Basic	171.7	177.5		172.4	179.1
Diluted	174.1	179.4		174.1	181.0

Schedule B

TERADATA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	September 30, 2009	June 30, 2009	December 31, 2008	September 30, 2008
Assets

Current assets
Cash and cash equivalents	$704	$638	$402	$328
Short term investments	—	—	40	50
Accounts receivable, net	326	342	451	380
Inventories	46	45	44	42
Other current assets	71	73	78	58

Total current assets	1,147	1,098	1,015	858

Property and equipment, net	90	91	88	89
Capitalized software, net	97	93	80	79
Goodwill	110	108	110	106
Deferred income taxes	81	92	109	129
Other assets	14	22	28	35

Total assets	$1,539	$1,504	$1,430	$1,296

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$81	$81	$99	$77
Payroll and benefits liabilities	96	80	83	80
Deferred revenue	265	302	255	237
Other current liabilities	71	76	103	99

Total current liabilities	513	539	540	493

Pension and other postemployment plan liabilities	82	80	83	83
Other liabilities	29	27	30	6

Total liabilities	624	646	653	582

Stockholders’ equity
Preferred stock	—	—	—	—
Common stock	2	2	2	2
Paid-in capital	606	592	572	557
Treasury Stock	(210)	(188)	(137)	(99)
Retained earnings	499	437	329	250
Accumulated other comprehensive income	18	15	11	4

Total stockholders’ equity	915	858	777	714

Total liabilities and stockholders’ equity	$1,539	$1,504	$1,430	$1,296

Schedule C

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended September 30
	Three Months		Nine Months
	2009	2008	2009	2008
Operating activities
Net income	$63	$60	$170	$171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19	14	46	47
Stock-based compensation expense	6	5	17	15
Excess tax benefit from stock-based compensation	(1)	—	(2)	(1)
Deferred income taxes	7	13	23	29
Impairment on equity investment	5	3	5	3
Changes in assets and liabilities:
Receivables	16	65	121	141
Inventories	(1)	—	(1)	9
Current payables and accrued expenses	17	(22)	(16)	(60)
Deferred revenue	(35)	(46)	7	(3)
Other assets and liabilities	—	2	(6)	(29)

Net cash provided by operating activities	96	94	364	322

Investing activities
Proceeds from sales and maturities of short-term investments	—	—	65	—
Purchase of short-term investments	—	—	(25)	(50)
Expenditures for property and equipment	(5)	(2)	(18)	(13)
Additions to capitalized software	(16)	(13)	(43)	(45)
Other investing activities and business acquisitions, net	—	—	6	(24)

Net cash used in investing activities	(21)	(15)	(15)	(132)

Financing activities
Repurchase of common stock	(21)	(65)	(71)	(137)
Excess tax benefit from stock-based compensation	1	—	2	1
Other financing activities, net	6	2	14	6

Net cash used in financing activities	(14)	(63)	(55)	(130)

Effect of exchange rate changes on cash and cash equivalents	5	(5)	8	(2)

Increase in cash and cash equivalents	66	11	302	58
Cash and cash equivalents at beginning of period	638	317	402	270

Cash and cash equivalents at end of period	$704	$328	$704	$328

Schedule D

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions)

	For the Periods Ended September 30
	Three Months				Nine Months
	2009	2008	% Change As Reported	% Change Constant Currency	2009	2008	% Change As Reported	% Change Constant Currency
Revenue

Americas	$247	$253	-2%	-2%	$681	$699	-3%	-1%
EMEA	109	106	3%	9%	324	337	-4%	9%
APJ	69	80	-14%	-17%	208	233	-11%	-10%

Total revenue	425	439	-3%	-2%	1,213	1,269	-4%	0%

Segment gross margin

Americas	138	144			388	394
% of Revenue	55.9%	56.9%			57.0%	56.4%
EMEA	58	55			175	175
% of Revenue	53.2%	51.9%			54.0%	51.9%
APJ	31	38			97	111
% of Revenue	44.9%	47.5%			46.6%	47.6%

Total gross margin	227	237			660	680
% of Revenue	53.4%	54.0%			54.4%	53.6%

Selling, general and administrative expenses	113	123			345	371
Research and development expenses	26	28			83	78

Income from operations	$88	$86			$232	$231

% of Revenue	20.7%	19.6%			19.1%	18.2%